Execution Version

SUPPLEMENTAL AGREEMENT TO
SUPPLY AND OFFTAKE AGREEMENT

This Supplemental Agreement (the “Supplemental Agreement”) to the Supply and Offtake Agreement (as defined below) is made as of October 31, 2011 (the “Effective Date”) between J. Aron & Company (“Aron”), a general partnership organized under the laws of New York and located at 200 West Street, New York, New York 10282-2198, and Alon Refining Krotz Springs, Inc. (the “Company”), a Delaware corporation located at Hwy. 105 South, Krotz Springs, Louisiana 70750-0453 (each referred to individually as a “Party” or collectively as the “Parties”).

WHEREAS, the Company owns and operates a crude oil refinery located in Krotz Springs, Louisiana (the “Refinery”) for the processing and refining of crude oil and other petroleum feedstocks and the recovery therefrom of refined products;
WHEREAS, Aron and the Company are parties to that certain Amended and Restated Supply and Offtake Agreement, dated as of May 26, 2010 (as from time to time further amended, modified, supplemented and/or restated, the “Supply and Offtake Agreement”), pursuant to which Aron has agreed to procure crude oil and other petroleum feedstocks for the Company for use at the Refinery and purchase all refined products produced by the Refinery (other than certain excluded products);
WHEREAS, the Company’s affiliate, Alon USA, LP (“Alon USA”) has entered into (i) that certain Pipeline Throughput and Deficiency Agreement with Sunoco Pipeline L.P., a Texas limited partnership, dated October 7, 2011 (“Supplemental T&D Agreement”), pursuant to which Alon USA has the right to transport crude oil on the Supplemental Pipeline and (ii) that certain Marine Dock Terminaling Agreement with Sunoco Partners Marketing & Terminals L.P., a Texas limited partnership, dated October 7, 2011 (the “Nederland Terminaling Agreement”), pursuant to which Alon USA has the right to certain terminaling services at the Nederland Terminal;
WHEREAS, from time to time, crude oil held by Aron in the storage tanks located at Alon USA’s Refinery in Big Spring, Texas (the “Big Spring Refinery”) may be transported on the Supplemental Pipeline eastbound from the Big Spring Refinery to the Nederland Terminal for further transportation to the Refinery or westbound on the Supplemental Pipeline from the Nederland Terminal to Big Spring Refinery and, in connection therewith, Alon USA shall have assigned to Aron Alon USA’s right to transport crude oil on the Supplemental Pipeline and to all terminaling services at the Nederland Terminal; and
WHEREAS, the Parties wish to agree to certain terms and conditions relating to shipments by Aron on the Supplemental Pipeline, storage of crude oil at the Nederland Terminal, movement of crude oil by the Company from the Nederland Terminal to the Refinery and other related matters, which terms and conditions shall supplement and amend the Supply and Offtake Agreement as hereinafter provided;

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NOW, THEREFORE, in consideration of the premises and the respective promises, conditions, terms and agreements contained herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Aron and the Company do hereby agree as follows:

1.Definitions.
1.1    For purposes of this Supplemental Agreement, including the foregoing recitals, the following terms shall have the meanings indicated below:
“Alternate Delivery Point” means the last permanent flange of the BSR Crude Storage Tanks located at the Big Spring Refinery that connects directly to first permanent flange of the White Oil Connection.

“Average Monthly NYMEX Price” means, for any calendar month, the arithmetic average of the closing settlement prices of the trading days in the applicable calendar month on the New York Mercantile Exchange for the first nearby Light Sweet Crude Oil Contract.

“Big Spring S&O Agreement” means that certain Amended and Restated Supply and Offtake Agreement, dated as of March 1, 2011, between Aron and Alon USA, as the same may from time to time be further amended, modified, supplemented and/or restated.

“BSR Crude Storage Tanks” mean the Crude Oil storage tanks located at the Big Spring Refinery which have been leased to Aron in connection with the Big Spring S&O Agreement.

“Eastbound Quantity” means, for any Supplemental Quantity that is an Eastbound Shipment, a quantity of Crude Oil equal to negative one (-1) times that Supplemental Quantity.

“Eastbound Shipment” means, with respect to any quantity of Supplemental Material, the shipment and transporting of such Supplemental Material commencing with the withdrawal of Crude Oil from the BSR Crude Storage Tanks through the Alternate Delivery Point and the movement of such Crude Oil through the Supplemental Injection Point (after which it shall constitute Supplemental Material) and then via the Supplemental Pipeline to the Nederland Terminal.

“Excess Quantity” means any portion of an Supplemental Quantity that, due to the application of the proration policy under the Supplemental Pipeline Tariff, may not be transported by Aron under its status as designated shipper on the Supplemental Pipeline and instead is subject to a buy/sell transaction consisting of a sale from Aron to Alon USA and a subsequent sale from Alon USA to Aron.

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“Included Supplemental Facilities” means, collectively, the Supplemental Pipeline and the Nederland Terminal.

“Monthly Supplemental Quantity” means, for any calendar month, the sum of the Eastbound Quantities and Westbound Quantities injected into the Supplemental Pipeline via the Supplemental Injection Point or ejected from the Supplemental Pipeline via the Supplemental Injection Point during such month (which may be a positive or negative amount) as evidenced by the SPLP Monthly Statement.

“Nederland-Krotz Buy/Sell Confirmation” means a term buy/sell confirmation executed by and between the Company and Aron in substantially the form of Schedule A hereto subject to which the parties may enter into, from time to time, buy/sell transactions each of which consist of two transactions, with the first being a sale by Aron to the Company a quantity of Supplemental Material at the time such quantity passes the delivery point specified therein for which the Company shall arrange to transport to the Refinery and with the second being a sale by the Company to Aron, from such quantity of Supplemental Material, of the portion thereof that is actually delivered to Crude Storage Tanks at the Refinery as such quantity passes the Crude Intake Point.

“Nederland-Krotz Buy/Sell Transaction” has the meaning specified in Section 2.4(b) below.

“Nederland Terminal” means the SPMT Nederland Terminal located on the Sabine-Neches Waterway between Beaumont and Port Arthur, Texas.

“SPLP” means Sunoco Pipeline L.P.

“SPMT” means Sunoco Partners Marketing & Terminals L.P., a Texas limited partnership and an Affiliate of Sunoco.

“Supplemental Agreement” or “this Supplemental Agreement” means this Supplemental Agreement, as it may be amended, modified, supplemented, extended, renewed or restated from time to time in accordance with the terms hereof, including any schedules or exhibits hereto.

“Supplemental Deferred Portion” means an amount equal to ten percent (10%) of the product of Supplemental Step-in Price and the Supplemental Step-in Inventory.

“Supplemental Fee Letter” means that certain letter from Aron to the Company, dated of even date herewith, pursuant to which the Parties have set forth the amounts for certain fees payable hereunder.

“Supplemental Injection Point” means the first permanent flange at the inlet to the SPLP custody transfer meter on the Supplemental Pipeline at Big Spring, Texas, which is located at the connection between the White Oil Pipeline and the White Oil Connection.

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“Supplemental Inventory Sales Agreement” means the purchase and sale agreement, in the form of Schedule B hereto, dated as of the date hereof, pursuant to which the Company is selling and transferring to Aron the inventory of Crude Oil owned by the Company and held in the Included Supplemental Facilities as of 11:59:59 p.m., CPT on October 31, 2011, free and clear of all liens, claims and encumbrances of any kind.

“Supplemental Material” means, at any time, all crude oil held by Aron in any of the Included Supplemental Facilities.

“Supplemental Pipeline” means the portion of the common carrier crude oil pipeline more fully described in Schedule C hereto.

“Supplemental Pipeline Tariff” means SPLP’s tariffs on file with FERC containing the rates, rules and regulations governing the provision of crude oil transportation and related services on the Supplemental Pipeline (1) westbound from the Nederland Terminal to the Big Spring Refinery and (2) eastbound from the Big Spring Refinery to the Nederland Terminal, in substantially the forms attached to the Supplemental T&D Agreement.

“Supplemental Price” means, for any calendar month, Average Monthly NYMEX Price for such month.

“Supplemental Step-in Inventory” means the Definitive Transfer Date Volume as determined under the Supplemental Inventory Sales Agreement.

“Supplemental Step-in Price” means the price per Barrel of Crude Oil specified in the Supplemental Inventory Sales Agreement.

“Westbound Quantity” means, for any Supplemental Quantity that is a Westbound Shipment, a quantity of Crude Oil equal to that Supplemental Quantity.

“Westbound Shipment” means, with respect to any quantity of Supplemental Material, the shipment and transporting of such Supplemental Material westbound from the Nederland Terminal (or other points) via the Supplemental Pipeline to the Supplemental Injection Point (after which it shall be accounted for as Crude Oil under the BSR S&O Agreement rather than Supplemental Material) and then the movement of such Crude Oil via the White Oil Connection to the Alternate Delivery Point at the Crude Storage Tanks located at the Big Spring Refinery.

“White Oil Connection” means the segment of pipeline owned by Alon USA that runs between the Alternate Delivery Point at the BSR Crude Storage Tanks and the Supplemental Injection Point.

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“White Oil Pipeline” means the approximately 25-mile common carrier crude oil pipeline owned by SPLP and running between the main line of the Supplemental Pipeline and the White Oil Connection.

1.2    Unless otherwise defined herein, any terms defined in the Supply and Offtake Agreement shall have the same meanings when used herein. In addition, all definitions listed in Section 1.1 above are deemed incorporated into the Supply and Offtake Agreement as if set forth therein in full.
2.    Supplemental Procurement Arrangements
2.1    Supplemental Quantities. From time to time, unless otherwise directed by Aron and provided no Default or Event of Default has occurred and is continuing under the Supply and Offtake Agreement, Alon USA may withdraw quantities of Crude Oil from the BSR Crude Storage Tanks through the Alternate Delivery Point for Eastbound Shipment or receive quantities of Crude Oil into the BSR Crude Storage Tanks through the Alternate Delivery Point from Westbound Shipment. In each case, the quantity of Crude Oil withdrawn or received shall be deemed to equal the quantity reported by SPLP as having been injected or ejected at the Supplemental Injection Point based on readings of SPLP’s custody transfer meter (each such quantity, an “Supplemental Quantity”). Once any Crude Oil is injected into the Supplemental Pipeline, such Crude Oil shall constitute Supplemental Material for purposes hereof. Each Supplemental Quantity shall be the amount reported by SPLP, which amounts shall be reported as positive numbers and shall indicate for each Supplemental Quantity whether it is an Eastbound or Westbound Shipment.
2.2    Certain Adjustments.
(a)    For purposes of all monthly calculations under the Supply and Offtake Agreement,
(i)    the Monthly Supplemental Quantity shall be deemed to be subject to an Included Transaction; provided that, if such Monthly Supplemental Quantity is a positive amount, such Included Transaction shall constitute an agreement by the Company to purchase Supplemental Material from Aron which shall represent a positive volume for purposes of the Supply and Offtake Agreement and if such Monthly Supplemental Quantity is negative, such Included Transaction shall constitute an agreement of Aron to purchase Supplemental Material from the Company which shall represent a negative volume for purposes of the Supply and Offtake Agreement, and in each case having a per barrel price equal to the Supplemental Price for that relevant month. The parties acknowledge that, for purposes of calculating the Aggregate Monthly Product True-up Amount in accordance with Schedule C to the Supply and Offtake Agreement, as a result of the foregoing, the Monthly Supplemental Quantity shall be added to Aggregate Product Sales for the relevant month and the Supplemental Material Product Group, so that if the Monthly Supplemental Quantity is a positive number (representing a purchase of Supplemental Material by the Company from Aron) it

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shall increase Aggregate Product Sales and if the Monthly Supplemental Quantity is a negative number (representing a purchase of Supplemental Material by Aron from the Company) it shall decrease Aggregate Product Sales.
(ii)    the Nederland-Krotz Buy/Sell Transaction shall be deemed to result in:
(1)    the aggregate Shipped Quantity for such month being subject to an Included Transaction under which Aron has sold such quantity to the Company at the applicable price specified pursuant to the Nederland-Krotz Buy/Sell Confirmation and, for purposes of the month in which such aggregate Shipped Quantity is delivered, it shall be an increase to the Aggregate Product Sales for such month for the Supplemental Material Product Group; and
(2)    the aggregate Delivered Quantity for such month being subject to a Procurement Contract under which Aron has purchased such quantity from the Company at the applicable price specified pursuant to the Nederland-Krotz Buy/Sell Confirmation and, for purposes of the month in which such Delivered Quantity is delivered, it shall be an increase to Aggregate Crude Receipts for such month.
(b)    For purposes of calculating Net Payments under Section 10.1 of the Supply and Offtake Agreement, the following provisions shall apply:
(i)    “Adjusted Net Payment Conditions” shall consist of the following:
(3)    Aron shall have determined, in its reasonable judgment based on such inventory reports and other reasonable forms of evidence as may be available, that the sum of the Supplemental Step-in Inventory and the aggregate quantity of Supplemental Material injected into the Included Supplemental Facilities following the Inventory Transfer Time under the Supplemental Inventory Sales Agreement exceeds 300,000 Barrels; and
(4)    Aron shall have received the “Supplemental LC” complying with the terms and conditions specified in the Fee Letter.
(ii)    Once the Adjusted Net Payment Conditions have been satisfied, and for so long as the Supplemental LC is maintained and continues to satisfy the maintenance requirements specified in the Fee letter, the determination of Weekly Supply Value under Section 10.1(c) of the Supply and Offtake Agreement shall be adjusted by including in such determination the deemed Procurement Contract referred to in Section 2.2.(a)(ii)(2) above on the same basis as all other Procurement Contracts for purposes of such determination; provided that if Aron in its reasonable judgment determines, with respect to such deemed Procurement Contracts, that Contract Nominations are deviating from actual Shipped

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Quantities in excess of immaterial and customary variances, then for purposes of determining the Weekly Supply Value Aron may from time to time adjust the amount of such Contract Nominations as it deems appropriate.
(iii)    The parties acknowledge and agree that neither the Supplemental Material nor the Included Supplemental Facilities shall at any time be reflected in the calculation of the Net Payment.
(iv)    The parties acknowledge and agree the deemed Procurement Contract referred to in Section 2.2.(a)(ii)(2) above shall be included in the determination of the Weekly Supply Value only under the terms and conditions specified above. Accordingly, at all times prior to the satisfaction of the Adjusted Net Payment Conditions and thereafter at any time at which the Supplemental LC has ceased to comply with the maintenance conditions specified in the Fee Letter, the determination of Weekly Supply Value shall be made as set forth in Section 10.1(d) of the Supply and Offtake Agreement, without including such deemed Procurement Contract as contemplated by Section 2.2(b)(ii) above.
2.3    Measurements. For purposes of determining the Monthly Supplemental Quantity, Aron shall rely on the pipeline statements provided by SPLP with respect to the volumes on the Supplemental Pipeline.
2.4    Shipments from Nederland Terminal to the Refinery.
(a)    From time to time, the parties may enter into buy/sell transactions pursuant to the Nederland-Krotz Buy/Sell Confirmation (each, a “Nederland-Krotz Buy/Sell Transaction”), under which, in the case of each Nederland-Krotz Buy/Sell Transaction, Aron shall sell to the Company a quantity of Supplemental Material at the time it passes the delivery point specified in the Nederland-Krotz Buy/Sell Confirmation (the “Shipped Quantity”), which the Company shall thereafter arrange to transport to the Refinery, and the Company shall sell to Aron the portion of the Shipped Quantity that is delivered into the Crude Storage Tanks at the Refinery as such quantity passes the Crude Intake Point (the “Delivered Quantity”), in each case as further specified pursuant to the Nederland-Krotz Buy/Sell Confirmation. Each Shipped Quantity shall be the determined based on the reports of the Independent Inspectors or SPMT as mutually agreed between the parties. The parties acknowledge that the net payment terms specified in the Nederland-Krotz Buy/Sell Confirmation are conditioned on the requirement that Shipped Quantities be transported by the Company only to the Refinery.
(b)    In connection with each Nederland-Krotz Buy/Seller Transaction, the parties shall comply with both the nomination and scheduling procedures set forth in the Nederland Terminaling Agreement (“Nederland Shipment Procedures”) and the Scheduling Protocol set forth in Schedule J to the Supply and Offtake Agreement.
(c)    The Company covenants and agrees that it will take such further actions, and execute, deliver and/or file such additional agreements, instruments and documents as Aron and its Affiliates may deem necessary or appropriate to confirm and maintain the lien and

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security interest of Goldman Sachs Bank USA (“GS Bank”) in all Shipped Quantities and all documents of title (“Title Documents”) related thereto. If, in Aron’s reasonable judgment, GS Bank does not or would not hold a perfected first priority security interest in any quantities that are intended to be Shipped Quantities and/or Title Documents that would be related thereto, then such quantities shall not be released from the storage tanks at the Nederland Terminal unless the Company has provided to GS Bank additional credit support in form and substance satisfactory to GS Bank with respect to such quantities that the Company desires to ship.
(d)    Without limiting the generality of Section 2.4(d) above, the Company covenant and agrees, with respect to each Shipped Quantity, that any bill of lading issued with respect to the further transportation by the Company of such Shipped Quantity from the docks of the Nederland Terminal (as provided in the Nederland Shipment Procedures) shall be a non-negotiable bill of lading and the Company shall be the only consignee named thereon.
2.5    Title.
(a)    Aron shall retain title to all Supplemental Material quantities at all times while such quantities are held in the Supplemental Pipeline or in the Nederland Terminal in connection with the Supply and Offtake Agreement or the Big Spring S&O Agreement (including without limitation any linefill transferred to Aron in connection therewith), except to the extent otherwise provided under a buy/sell transaction between Aron and Alon USA with respect to an Excess Quantity.
(b)    As provided in the Nederland-Krotz Buy/Sell Confirmation, title to any Shipped Quantity shall transfer from Aron to the Company as such quantity passes the relevant delivery point provided therein and title to any Delivered Quantity shall transfer from the Company to Aron as such Supplemental Quantity or portion thereof passes the relevant delivered point as provided therein.
2.6    Supplemental Annual Fee. As additional consideration for the arrangements contemplated hereby, the Company agrees to pay to Aron an annual fee for each twelve (12) month period during the Term, in the amount specified in the Supplemental Fee Letter (the “Annual Supplemental Fee”), to be paid in arrears as follows:
(a)    For the period from the Effective Date through May 31, 2013, the aggregate amount due shall be the Initial Supplemental Fee Amount (as specified in the Supplemental Fee Letter) and such amount shall be paid in six equal quarterly installments on June 1, September 1, December 1 and March 1 of each year, commencing on December 1, 2011 and ending on March 1, 2013.
(b)    If the Term of the Supply and Offtake Agreement extends beyond May 31, 2013, then for each three month period thereafter until the Expiration Date of the Supply and Offtake Agreement, the Company shall pay to Aron the Annual Supplemental Fee in equal quarterly installments on June 1, September 1, December 1 and March 1 of each year, and the Termination Date, commencing September 1, 2013. The Annual Supplemental Fee shall be prorated for any periods of less than a full three months.

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2.7    To the extent that, as of the Termination Date, Aron holds any Supplemental Material in the Supplemental Pipeline or the Nederland Terminal that it owns in connection with the Supply and Offtake Agreement or as a result of any Included Transactions or Procurement Contracts thereunder, such Supplemental Material volumes (as determined in accordance with the Volume Determination Procedures) shall be included as part of the Termination Date Volumes and purchased by the Company in accordance with the terms of the Supply and Offtake Agreement and the Step-out Inventory Sales Agreement.
2.8    The Company agrees that whether any Procurement Contract constitutes a Procurement Contract under the Supply and Offtake Agreement or the Big Spring S&O Agreement will, unless otherwise deemed appropriate based on Aron’s reasonable judgment, be determined by Aron based on the whether the Crude Oil subject thereto is first delivered to an Included Supplemental Facility under the Supply and Offtake Agreement or an Included Location under the Big Spring S&O Agreement.
2.9    From and after the date hereof, for all purposes of the Supply and Offtake Agreement, the Deferred Portion referred to in Section 4.3 of the Supply and Offtake Agreement shall equal the sum of (i) ten percent (10%) of the Definitive Commencement Date Value and (ii) the Supplemental Deferred Portion.
3.    Supplemental Material Product Group.
3.1    From and after the date hereof, and notwithstanding anything in the Supply and Offtake Agreement or any other Transaction Document to the contrary, Supplemental Material shall be treated as a separate Product and Product Group for purposes of the Supply and Offtake Agreement and such other Transaction Documents.
3.2    With respect to the Supplemental Material Product Group,
(a)    the initial Target Month End Product Volume for October 2011 shall be 45,000 Barrels and the Target Month End Product Volume for November 2011 shall be 300,000 Barrels;
(b)    the range applicable to future Target Month End Product Volumes specified by Aron, as contemplated by Section 7.2(c) of the Supply and Offtake Agreement, shall have a minimum (net Barrels) of 300,000 and a maximum (net Barrels) of 300,000;
(c)    the Pricing Benchmarks shall be as follows:
(i)    Step-In Price shall be the Supplemental Step-in Price;
(ii)    Weekly Price shall be not be applicable;
(iii)    Short Product FIFO Price and Long Product FIFO Price shall be the Supplemental Price for the relevant month; and

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(iv)    Step-Out Price shall equal the arithmetic average of the closing settlement price on the New York Mercantile Exchange for the first nearby Light Sweet Crude Oil Contract for the 4 trading days ending with and including the penultimate trading day of the month of the Termination Date.
(d)    for purposes of determining the Monthly Product True-up Amount for October 2011, the Supplemental Material shall in all respects be excluded from such determination.
(e)    for purposes of determining the Monthly Product True-up Amount for November 2011:
(i)    the “Short Product FIFO Position” as of the end of October 2011 shall equal the lesser of (x) zero and (y) the Supplemental Step-in Inventory minus the initial Target Month End Product Volume referred to in Section 3.2(a) above;
(ii)    the “Long Product FIFO Position” as of the end of October 2011 shall equal the greater of (x) zero and (y) the Supplemental Step-in Inventory minus the initial Target Month End Product Volume referred to in Section 3.2(a) above; and
(iii)    the “Product FIFO Purchase Price from Prior Month” shall equal the “Step-in Price” for the Supplemental Material Product Group.
3.3    The Company agrees that any removal of Supplemental Material from the Included Supplemental Facilities shall occur (i) under a Nederland Buy/Sell Transaction, (ii) via Westbound Shipment through the Supplemental Injection Point or (iii) otherwise under a separately documents arrangement expressly agreed to by Aron.
4.    Amendments to the Supply and Offtake Agreement and other Transaction Documents.
4.1    Section 9.2(a) of the Supply and Offtake Agreement is amended to read in its entirety as follows:
(a) As of 11:59:59 p.m., CPT, on the last day of each month, the Company shall apply the Volume Determination Procedures to the Crude Storage Tanks, the Included Supplemental Facilities and the Product Storage Tanks, and based thereon shall determine for such month (i) the aggregate volume of Crude Oil held by Aron in the Crude Storage Tanks at that time (the “Actual Month End Crude Volume”) and (ii) for each Product, the aggregate volume of such Product held in the Product Storage Tanks and the Included Supplemental Facilities at that time (each, an “Actual Month End Product Volume”). The Company shall notify Aron of the Actual Month End Crude Volume and each Actual Month End Product Volume by no later than 5:00 p.m., CPT on the fifth Business Day thereafter, except that with respect to volume information provided by third parties, the

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Company shall endeavor to cause third parties to provide such information to Aron by the fifteenth (15th) day after the end of such month.
4.2    Schedule J (Scheduling Protocol) to the Supply and Offtake Agreement is hereby amended and restated in its entirety in the form of Schedule J attached to this Supplemental Agreement.
4.3    The following terms defined in the Supply and Offtake Agreement are hereby amended in their entirety to read as follows and as so amended such terms shall apply for all purposes of the Supply and Offtake Agreement, the other Ancillary Documents and this Supplemental Agreement:
(c)    “Additional Procurement Contract” means any Crude Oil purchase agreement between Aron and a Third Party Supplier entered into following the Commencement Date pursuant to Section 5.3(b), or such other contract to the extent the Parties deem such contract to be a Procurement Contract for purposes hereof.
(d)    “Included Transaction” means a transaction identified as such pursuant to Section 2.2(b) or such other transaction to the extent the Parties deem such transaction to be an Included Transaction for purposes hereof (which deemed transaction may include an agreement of Aron to purchase Product from the Company as well as an agreement of the Company to purchase Product from Aron).
(e)    “Transaction Document” means this Agreement, the Marketing and Sales Agreement, the Inventory Sales Agreement, the Storage Facilities Agreement, the Step-Out Inventory Sales Agreement, Other Inventory Sales Agreements the Supplemental Agreement, the Nederland-Krotz Buy/Sell Confirmation and any other agreements or instruments contemplated hereby or executed in connection herewith.
(f)    “Volume Determination Procedures” mean the Company’s ordinary month-end procedures for determining the volumes of Crude Oil or Product held in any Storage Tank, which include manually gauging each Storage Tank on the last day of the month to ensure that the automated tank level readings are accurate to within a tolerance of two inches (it being understood that if the automated reading cannot be calibrated to be within such tolerance, the Company uses the manual gauge reading in its calculation of month-end inventory); provided that, with respect to the Included Supplemental Facilities, volume determinations shall be based on the monthly statements provided by SPLP and SPMT.
5.    Certain Conditions and Obligations.
5.1    The Company agrees that, with respect to the Supplemental Pipeline and the Nederland Terminal (collectively, the “Additional Locations”) it shall execute and enter into or cause Alon USA and/or other Affiliates, and all other third parties, to execute and enter into Required Storage and Transportation Arrangements in favor of Aron (as required under the Big Spring Supply and Offtake Agreement).

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5.2    It shall be a condition to Aron’s obligations under this Supplemental Agreement that:
(g)    the Required Storage and Transportation Arrangements with respect to the Additional Locations shall be been duly executed and become effective;
(h)    the Company shall have executed and delivered the Nederland-Krotz Buy/Sell Confirmation; and
(i)    The Company shall enter into with Aron the Supplemental Inventory Sales Agreement.
6.    Rights and Obligations under the Supply and Offtake Agreement. As supplemented and amended hereby, the Supply and Offtake Agreement and all other Transaction Documents are in full force and effect. This Supplemental Agreement shall in no way limit or diminish the rights and obligations of the Parties under the Supply and Offtake Agreement.
7.    Miscellaneous.
7.1    THIS SUPPLEMENTAL AGREEMENT SHALL BE GOVERNED BY, CONSTRUED AND ENFORCED UNDER THE LAW OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO ITS CONFLICT OF LAWS PRINCIPLES THAT WOULD REQUIRE THE APPLICATION OF THE LAW OF ANOTHER STATE.
7.2    EACH OF THE PARTIES HEREBY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF ANY FEDERAL OR STATE COURT OF COMPETENT JURISDICTION SITUATED IN THE CITY OF NEW YORK, (WITHOUT RECOURSE TO ARBITRATION UNLESS BOTH PARTIES AGREE IN WRITING), AND TO SERVICE OF PROCESS BY CERTIFIED MAIL, DELIVERED TO THE PARTY AT THE ADDRESS INDICATED IN ARTICLE 26 OF THE SUPPLY AND OFFTAKE AGREEMENT. EACH PARTY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION TO PERSONAL JURISDICTION, WHETHER ON GROUNDS OF VENUE, RESIDENCE OR DOMICILE.
7.3    Each Party waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any proceedings relating to this Supplemental Agreement.
7.4    If any Section or provision of this Supplemental Agreement shall be determined to be null and void, voidable or invalid by a court of competent jurisdiction, then for such period that the same is void or invalid, it shall be deemed to be deleted from this Supplemental Agreement and the remaining portions of this Supplemental Agreement shall remain in full force and effect.
7.5    The terms of this Supplemental Agreement constitute the entire agreement between the Parties with respect to the matters set forth in this Supplemental Agreement, and no

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representations or warranties shall be implied or provisions added in the absence of a written agreement to such effect between the Parties. This Supplemental Agreement shall not be modified or changed except by written instrument executed by the Parties’ duly authorized representatives.
7.6    No promise, representation or inducement has been made by either Party that is not embodied in this Supplemental Agreement, and neither Party shall be bound by or liable for any alleged representation, promise or inducement not so set forth.
7.7    Time is of the essence with respect to all aspects of each Party’s performance of any obligations under this Supplemental Agreement.
7.8    Nothing expressed or implied in this Supplemental Agreement is intended to create any rights, obligations or benefits under this Supplemental Agreement in any person other than the Parties and their successors and permitted assigns.
7.9    All audit rights, payment, confidentiality and indemnification obligations and obligations under this Supplemental Agreement shall survive the expiration or termination of this Supplemental Agreement.
7.10    This Supplemental Agreement may be executed by the Parties in separate counterparts and initially delivered by facsimile transmission or otherwise, with original signature pages to follow, and all such counterparts shall together constitute one and the same instrument.
7.11    All transactions hereunder are entered into in reliance on the fact this Supplemental Agreement and all such transactions constitute a single integrated agreement between the parties, and the parties would not have otherwise entered into any other transactions hereunder.

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IN WITNESS WHEREOF, each Party hereto has caused this Supplemental Agreement to be executed by its duly authorized representative as of the date first above written.
J. ARON & COMPANY
By: _/s/ Don J. Castro
Title: Managing Director
Date: 10/31/2011

ALON REFINING KROTZ SPRINGS, INC.
By: /s/ Alan P. Moret
Title: Vice President of Supply
Date: 10/31/2011

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SCHEDULE A

Form of Supplemental Nederland Krotz Buy/Sell Confirmation

[DOCUMENT ID]
Please note that this is a non-binding draft confirmation and is being provided for your information and indicative purposes only. A final confirmation will be forwarded to you upon completion of the transaction. This draft confirmation does not represent a binding commitment on the part of either party to enter into any transaction.

To: ALON REFINING KROTZ SPRINGS, INC.
Attention: [ ]
From: J. Aron & Company
Contract Reference Number:	[TRADE ID]
Term:	From November 1, 2011 to the Expiration Date (as defined in the Supply and Offtake Agreement referred to below)
This agreement is a master confirmation (the “Master Confirmation”) that sets forth certain terms and conditions for the buy/sell transaction entered into between Alon Refining Krotz Springs, Inc. and J. Aron & Company during the term set forth - above (the "Transaction"). The Transaction entered into between us that is to be subject to this Master Confirmation shall be evidenced by this Master Confirmation and such other supplemental written (including email) communications between the parties confirmation specific terms of the Transaction. This Master Confirmation constitutes a "Transaction Document" as referred to in the Supply and Offtake Agreement (as defined below).

PART A:
Seller:	J. Aron & Company
Buyer:	ALON REFINING KROTZ SPRINGS, INC.
Product:	Light Sweet Type (Common Stream Quality) Crude Oil or such other type and grade of crude oil as mutually agreed upon in writing by Seller and Buyer
Quantity:	For each Delivery Month, from and including a minimum of 0 U.S. Barrel(s) per month to and including a maximum of 1,000,000 U.S. Barrel(s) per month.
Quantity Determination:	Quantity as determined by mutually appointed independent inspector in accordance with measurement procedures as per the Sunoco Partners Marketing & Terminals L.P., Nederland Terminal.

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Delivery Point:	The last permanent flange connection between the Sunoco Partners Marketing & Terminals L.P., Nederland Terminal, TX and Buyer’s designated barge.
Delivery Month:	The calendar month corresponding to each Shipped Quantity.
Price:
The Shipped Quantity per Delivery Month shall be priced as follows:
The average of the closing settlement prices on the New York Mercantile Exchange for the first nearby Light Sweet Crude Oil Contract for each Trading Day during the Delivery Month.

Rounding:	All final prices per U.S. Barrel shall be rounded/calculated to 3 decimal places.
Trading Day:	A day on which NYMEX is scheduled to be open for trading for the relevant futures contract.
PART B:
Buyer:	J. Aron & Company
Seller:	ALON REFINING KROTZ SPRINGS, INC.
Product:	Light Sweet Type (Common Stream Quality) Crude Oil or such other type and grade of crude oil as mutually agreed upon in writing by Seller and Buyer
Quantity:	The portion of the Shipped Quantity actually delivered to Aron at the Delivery Point (the “Delivered Quantity”) as determined by mutually appointed independent inspector.
Quantity Determination:	As per the Supply and Offtake Agreement
Delivery Point:	The Crude Intake Point (as defined in the Supply and Offtake Agreement)
Delivery Month:	Same as the Delivery Month for Part A unless the parties otherwise agree.
Price:
The Delivered Quantity per Delivery Month shall be priced as follows;
The average of the closing settlement prices on the New York Mercantile Exchange for the first nearby Light Sweet Crude Oil Contract for each Trading Day during the Delivery Month.

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Rounding:	All final prices per U.S. Barrel shall be rounded/calculated to 3 decimal places.
Trading Day:	A day on which NYMEX is scheduled to be open for trading for the relevant futures contract.
PART A Credit:
This confirmation constitutes a “Transaction Document” as defined in that certain Amended and Restated Supply and Offtake Agreement, dated as of May 26, 2010 (as from time to time further amended, modified, supplemented and/or restated, the “Supply and Offtake Agreement”) and, accordingly, the Standby LC (as defined in the Supply and Offtake Agreement) constitutes credit support in favor of Aron with respect to Alon’s obligations hereunder.

In addition, if a Supplemental LC is provided as contemplated in connection with the Supplemental Agreement, dated as of October 31, 2011 between Buyer and Seller which relates to and is a Transaction Document under the Supply and Offtake Agreement, then such Supplemental LC shall constitute additional credit support in favor of Aron with respect to Alon’s obligations hereunder

Aron, as Seller, shall not be obliged to deliver quantity under Part A above until contractual credit terms have been satisfied. All costs and expenses, including, but not limited to, demurrage incurred during any delay caused by any failure to satisfy such credit terms shall be for Buyer's account.

GENERAL TERMS

Title Risk and Loss:
Delivery shall be deemed complete and title to and risk of damage to or loss of the Product shall pass from Seller to Buyer at each of the respective Delivery Points specified above as Product passes such point.

Payment:
Payment for each Shipped Quantity or Delivered Quantity shall be due on the 20th day of the month following the month in which such Shipped Quantity exits the storage tanks at the Nederland Terminal; provided that if, notwithstanding the terms hereof, any quantity subject hereto is shipped to any location other than that contemplated by Part B above, then payment for the Shipped Quantity related thereto shall be due by Buyer to Seller immediately, unless Buyer shall have provided to Seller additional collateral in form and substance acceptable to Seller to secure Buyer’s payment obligation.

Payment Netting:
If the payment dates for this and any other transaction (each, a transaction") entered into between the parties shall fall on the same day and in the same currency, payments shall be made on a net basis so that the party obligated to pay the larger aggregate amount shall pay the other party an amount equal to the excess of the larger aggregate amount over the smaller aggregate amount.

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OTHER TERMS AND CONDITIONS:

All other terms and conditions shall be in accordance with the Supply and Offtake Agreement.

Without limiting the foregoing, the parties acknowledge that this confirmation constitutes a “Transaction Document” as defined in Supply and Offtake Agreement and shall be subject to the various applicable terms and conditions thereof, including any rights and remedies in favor of either party following a default or event of default thereunder (howsoever defined therein).

Contacts:
Please note the following contacts act on behalf of J. Aron & Company

Logistics Operations: J. Aron & Company, New York
Telex:
Phone:
Fax:

Credit: J. Aron & Company, New York
Attn: Credit & Risk Management
Telex:
Phone:
Fax:

Please confirm that the foregoing correctly sets forth the terms of our agreement with respect to this transaction (Contract Reference Number: xx) by signing this confirmation in the space provided below and immediately returning a copy of the executed confirmation via facsimile to the attention of Commodity Operations at:

New York: (J. Aron & Company)
Regards, J. Aron & Company
Signed on behalf of J. Aron & Company
By:

Signed on behalf of ALON REFINING KROTZ SPRINGS INC. By: ________________________
Name:

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Title:
Disclaimer:
This material is for the private information of the user, and neither J. Aron & Company nor any of its affiliates, nor any of their respective officers, directors, agents, employees or representatives, are soliciting any action or information based upon it. Neither J. Aron & Company nor any of its affiliates, nor any of their respective officers, directors, agents, employees or representatives, shall have any liability, contingent or otherwise, to the user or to third parties, for the quality, accuracy, timeliness, continued availability or completeness of the data nor for any special, indirect, incidental, punitive, exemplary, special or consequential damages which may be incurred or experienced because of the use of the data made available herein, even if J. Aron & Company or any of its affiliates, including any of their respective officers, directors, agents, employees or representatives, have been advised of the possibility of such damages.

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SCHEDULE B

Form of Supplemental Inventory Sales Agreement

INVENTORY SALES AGREEMENT
THIS INVENTORY SALES AGREEMENT (this “Agreement”), is made and entered into as of October 31, 2011, by and between Alon Refining Krotz Springs, Inc., a Delaware corporation located at Hwy. 105 South, Krotz Springs, Louisiana 70750-0453 (the “Seller”) and J. Aron & Company, a general partnership organized under the laws of New York and located at 200 West Street, New York, New York 10282-2198, (the“Buyer”) (each referred to individually as a “Party” and collectively, the “Parties”).
RECITALS
A.    Seller and Buyer are parties to that certain Amended and Restated Supply and Offtake Agreement, dated as of May 26, 2010 (as from time to time further amended, modified, supplemented and/or restated, the “Supply and Offtake Agreement”), pursuant to which Aron has agreed to deliver crude oil and other petroleum feedstocks to the Company for use at the Refinery (as defined therein) and purchase all refined products produced by the Refinery (other than certain excluded products).
B.    The parties have entered into a Supplemental Agreement, dated as of the date hereof in connection with the Supply and Offtake Agreement (the “Supplemental Agreement”) pursuant to which the parties have, among other things, made certain additional agreements to facilitate the shipment of Crude Oil by Aron through the Amdel Pipeline (as defined below) and Nederland Terminal (as defined below).
C.    To commence such use of the Amdel Pipeline and Nederland Terminal, the Company will sell to Aron and Aron will purchase from the Company all Crude Oil held by the Company in the Amdel Pipeline and the Nederland Terminal as of the Inventory Transfer Time.
D.    Seller and Buyer desire to enter into this Agreement to set forth their agreements regarding such terms and conditions of sale and purchase and the protocols to be used for measuring the quantity and quality of such Crude Oil.
AGREEMENTS
NOW, THEREFORE, in consideration of the foregoing premises, the mutual promises and covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, subject to the terms and conditions hereinafter set forth, agree as follows:

SECTION 1: DEFINITIONS

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1.1    Definitions. Unless otherwise defined herein, any terms defined in the Supply and Offtake Agreement shall have the same meanings when used herein. In addition, for purposes of this Agreement, the following terms shall have the respective meanings set forth below:
“Agreement” has the meaning set forth in the introductory paragraph immediately preceding the Recitals.
“Amdel Deferred Portion” has the meaning specified in the Supplemental Agreement.
“Amdel Pipeline” means the portion of the common carrier crude oil pipeline owned by SPLP and running between the Nederland Terminal and the Refinery, which includes the White Oil Pipeline.
“Amdel Step-in Price” means the arithmetic average of the closing settlement price on the New York Mercantile Exchange for the first nearby Light Sweet Crude Oil Contract for November 2, 2011 and November 3, 2011.
“Barrel” means 42 United States standard gallons at 60 degrees Fahrenheit.
“BS&W” means basic sediment and water.
“Definitive Transfer Date Value” means the Transfer Date Crude Oil Volume, assuming that such Transfer Date Crude Oil Volume was determined as of the Inventory Transfer Time, as more particularly set forth and determined in accordance with the procedures described in Article 3 of this Agreement multiplied by the Amdel Step-in Price.
“Definitive Transfer Date Volume” has the meaning set forth in Section 3.2.
“Included Crude Facilities” means, collectively, the Amdel Pipeline and the Nederland Terminal.
“Inventory Reports” means each of the standard monthly inventory report produced by SPLP with respect to the Amdel Pipeline and the standard monthly inventory report produced by SMPT with respect to the Nederland Terminal, which shall show volumes the held by the Company in the Included Crude Facilities as of 11:59:59 p.m. CPT on October 31, 2011.
“Inventory Transfer Time” means 11:59:59 p.m., CPT, on the Transfer Date.
“Nederland Terminal” means the SPMT Nederland Terminal located on the Sabine-Neches Waterway between Beaumont and Port Arthur, Texas.
“Sales Statement” has the meaning set forth in Section 4.2 of this Agreement.
“SPLP” means Sunoco Pipeline L.P.
“SPMT” means Sunoco Partners Marketing & Terminals L.P., a Texas limited partnership and an Affiliate of Sunoco.

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“Transfer Date” means October 31, 2011.
“Transfer Date Crude Oil Volume” means the total quantity of Crude Oil owned by the Company at 11:59:59 p.m., CPT, on the Transfer Date that is then held in or at the Included Crude Facilities, which quantity shall be the volume of Crude Oil recorded in the Inventory Reports.
“White Oil Pipeline” means the approximately 25-mile common carrier crude oil pipeline owned by SPLP and running between the main line of the Amdel Pipeline and the White Oil Connection.
All capitalized terms used, but that are not otherwise defined, in the body of this Agreement shall have the meanings ascribed to such terms in the Alon USA Supply and Offtake Agreement.

SECTION 2: ASSIGNMENT AND CONVEYANCE
2.1    Assignment and Conveyance. Effective upon the Inventory Transfer Time, Seller shall assign, transfer and deliver unto the Buyer, its successors and assigns forever, all of the Seller’s right, title, and interest in and to all of the Transfer Date Crude Oil Volumes, free and clear of all liens, claims and encumbrances of any nature, to have and to hold, all of the Seller’s right, title, and interest in and to the Transfer Date Crude Oil Volumes, together with all of the rights and appurtenances thereto in anywise belonging, unto the Buyer and its successors and assigns forever. The Seller, for itself, its successors and assigns, covenants and agrees to warrant and forever defend good title to the Inventory, free and clear of (i) all liens, claims and encumbrances of any nature, against the claims of all parties claiming the same by, through, or under Seller, but not otherwise and (ii) any liens or security interests arising under Section 9343 of the Uniform Commercial Code as enacted in the State of Texas.
2.2    Warranties and Representations of Conveying Party; Disclaimer of Warranties.
2.2.1    EXCEPT FOR THE FOREGOING LIMITED SPECIAL WARRANTY OF TITLE, THE CONVEYANCE OF INVENTORY IS MADE AND ACCEPTED WITHOUT ANY WARRANTY OR REPRESENTATION WHATSOEVER, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, REGARDING THE INVENTORY INCLUDING, WITHOUT LIMITATION, ANY WARRANTY AS TO THE CONDITION OR MERCHANTABILITY OF SUCH COMMODITY OR FITNESS OF ANY SUCH COMMODITY FOR A PARTICULAR PURPOSE, ALL OF WHICH ARE HEREBY DISCLAIMED. THE BUYER SHALL ACCEPT ALL OF THE INVENTORY IN ITS “AS IS, WHERE IS” CONDITION AND “WITH ALL FAULTS.”
2.2.2    All representations and warranties of the Seller contained herein shall be true and correct on and as of the Transfer Date.
SECTION 3: INVENTORY VOLUME

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3.1    Projected Inventory. No later than two (2) Business Days prior to the Transfer Date, Seller shall deliver to Buyer a notice containing an estimate of the Inventory it projects will be available at the Inventory Transfer Time (the “Projected Inventory”).
3.2    Physical Inventory. The volume of Inventory sold by the Purchaser shall be the Transfer Date Crude Oil Volume, which shall be determined based on the volumes shown on the Inventory Reports. Such volume shall be the “Definitive Transfer Date Volume” for purposes of this Agreement..
SECTION 4: PAYMENT AND PRICING
4.1    Inventory Sales Statement. As soon as possible after the Transfer Date, the Buyer shall calculate the Definitive Transfer Date Value using the Definitive Transfer Date Volume and deliver to Seller a statement including such calculated amount (the “Sales Statement”). Buyer shall use the Amdel Step-in Price to price the Definitive Transfer Date Volume and the Sales Statement shall include all supporting calculations and documentation used to determine the Definitive Transfer Date Value.
4.2    Sales Price. Upon final determination of the Definitive Transfer Date Value pursuant to Section 4.1, Buyer shall make payment to Seller of an amount equal to the Definitive Transfer Date Value minus the Amdel Deferred Portion. Any such payment by Buyer shall be made by wire transfer or delivery of other immediately available funds on or before the second (2nd) Business Day after receipt of the Sales Statement. The Amdel Deferred Portion shall, as provided in the Supplemental Agreement, be added to the Deferred Portion under the Supply and Offtake Agreement and shall be payable to Seller on the Termination Date, subject to the terms and conditions of the Supply and Offtake Agreement.
4.3    Taxes.
4.3.1    Seller shall pay and indemnify and hold Buyer harmless against, the amount of all sales, use, gross receipts, value added, severance, valorem, excise, property, spill, environmental, transaction-based, or similar taxes, duties and fees, howsoever designated (each, a “Tax” and collectively, “Taxes”) regardless of the taxing authority, and all penalties and interest thereon, paid, owing, asserted against, or incurred by Buyer directly or indirectly with respect to the Inventory sold to the greatest extent permitted by applicable law. Seller shall pay when due such Taxes unless there is an applicable exemption from such Tax, with written confirmation of such Tax exemption to be contemporaneously provided to Buyer. To the extent Buyer is required by law to collect such Taxes, one hundred percent (100%) of such Taxes shall be added to invoices as separately stated charges and paid in full by Seller in accordance with this Agreement, unless Seller is exempt from such Taxes and furnishes Buyer with a certificate of exemption. Buyer shall be responsible for all taxes imposed on Buyer’s net income.
4.3.2    If Seller disagrees with Buyer’s determination that any Tax is due with respect to transactions under this Agreement, Seller shall have the right to seek an administrative determination from the applicable taxing authority, or, alternatively, Seller shall have the right to contest any asserted claim for such Taxes in its own name, subject to its agreeing to indemnify

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Buyer for the entire amount of such contested Tax (including any associated interest and/or late penalties) should such Tax be deemed applicable. Buyer agrees to reasonably cooperate with Seller, at Seller’s cost and expense, in the event Seller determines to contest any such Taxes.
4.3.3    Seller and Buyer shall promptly inform each other in writing of any assertion by a taxing authority of additional liability for Taxes in respect of said transactions. Any legal proceedings or any other action against Buyer with respect to such asserted liability shall be under Buyer’s direction but Seller shall be consulted. Any legal proceedings or any other action against Seller with respect to such asserted liability shall be under Seller’s direction but Buyer shall be consulted. In any event, Seller and Buyer shall fully cooperate with each other as to the asserted liability. Each party shall bear all the reasonable costs of any action undertaken by the other at the Party’s request.
4.3.4    Any other provision of this Agreement to the contrary notwithstanding, this Section 4.3 shall survive until ninety (90) days after the expiration of the statute of limitations for the assessment, collection, and levy of any Tax.
SECTION 5: MISCELLANEOUS
5.1    Assignment. This Agreement shall inure to the benefit of and be binding upon the Parties hereto, their respective successors and permitted assigns.

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(a)    Seller shall not assign this Agreement or its rights or interests hereunder in whole or in part, or delegate its obligations hereunder in whole or in part, without the express written consent of the Buyer. Buyer may, without the Seller’s consent, assign and delegate all of the Buyer’s rights and obligations hereunder to (i) any Affiliate of the Buyer, provided that the obligations of such Affiliate hereunder are guaranteed by The Goldman Sachs Group, Inc. or (ii) any non-Affiliate Person that succeeds to all or substantially all of its assets and business and assumes the Buyer’s obligations hereunder, whether by contract, operation of law or otherwise, provided that the creditworthiness of such successor entity is equal or superior to the creditworthiness of the Buyer immediately prior to such assignment. Any other assignment by the Buyer shall require the Seller’s consent.
(b)    Any attempted assignment in violation of this Section 5 shall be null and void ab initio and the non-assigning Party shall have the right, without prejudice to any other rights or remedies it may have hereunder or otherwise, to terminate this Agreement effective immediately upon notice to the Party attempting such assignment.
5.2    Notices. All invoices, notices, requests and other communications given pursuant to this Agreement shall be in writing and sent by email or nationally recognized overnight courier. A notice shall be deemed to have been received when transmitted by email to the other Party’s email address set forth in Schedule M of the Supply and Offtake Agreement, or on the following Business Day if sent by nationally recognized overnight courier to the other Party’s address set forth in Schedule M of the Supply and Offtake Agreement and to the attention of the person or department indicated. A Party may change its address or email address by giving written notice in accordance with this Section, which is effective upon receipt.
5.3    Severability. In the event any portion of this Agreement shall be found by a court of competent jurisdiction to be unenforceable, that portion of this Agreement will be null and void and the remainder of this Agreement will be binding on the Parties as if the unenforceable provisions had never been contained herein.
5.4    Waiver; Limitation of Liability.

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5.4.1    The delay or failure of any Party to enforce any of its rights under this Agreement arising from any default or breach by the other Party shall not constitute a waiver of any such default, breach, or any of the Party’s rights relating thereto. No custom or practice which may arise between the Parties in the course of operating under this Agreement will be construed to waive any Parties’ rights to either ensure the other Party’s strict performance with the terms and conditions of this Agreement, or to exercise any rights granted to it as a result of any breach or default under this Agreement. Neither Party shall be deemed to have waived any right conferred by this Agreement or under any applicable law unless such waiver is set forth in a written document signed by the Party to be bound, and delivered to the other Party. No express waiver by either Party of any breach or default by the other Party shall be construed as a waiver of any future breaches or defaults by such other Party.
5.4.2    IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER FOR ANY INCIDENTAL, SPECIAL, PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES, INCLUDING LOST PROFITS, ARISING UNDER THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

5.5    Entire Agreement; Amendment. The terms of this Agreement, together with the Exhibits hereto constitute the entire agreement between the Parties with respect to the matters set forth in this Agreement, and no representations or warranties shall be implied or provisions added in the absence of a written agreement to such effect between the Parties. This Agreement shall not be modified or changed except by written instrument executed by the Parties’ duly authorized representatives.
5.6    Choice of Law; Dispute Resolution.
5.6.1    This Agreement shall be governed by, construed and enforced under the laws of the State of New York without giving effect to its conflicts of laws principles that would require the application of the laws of another state.
5.6.2    All controversies or disputes arising out of and related to this Agreement shall be resolved in accordance with the dispute resolution procedures set forth in the Alon USA Supply and Offtake Agreement.
5.7    Counterparts. This Agreement may be executed by the Parties in separate counterparts and initially delivered by facsimile transmission or otherwise, with original signature pages to follow, and all such counterparts shall together constitute one and the same instrument.
5.8    Further Assurances. Both Seller and Buyer agree to execute and deliver, from time to time, such other and additional instruments, notices, transfer orders and other documents, and to do all such other and further acts and things as may be necessary to more fully and effectively transfer and assign the Inventory to Buyer.

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5.9    Third Party Consents. The assignment and conveyance set forth in this Agreement shall not constitute an assignment or transfer of any of the Inventory if an attempted assignment thereof without the prior consent of a third party would result in a termination thereof, unless and until such consent shall have been obtained, at which time such asset(s) shall be and is hereby deemed to be transferred and assigned to Buyer in accordance herewith.
5.10    Jurisdiction; Consent to Service of Process; Waiver. Each of the Parties hereto agrees, subject to Section 5.6, that they each hereby irrevocably submits to the exclusive jurisdiction of any federal or state court of competent jurisdiction situated in the City of New York, (without recourse to arbitration unless both Parties agree in writing), and to service of process by certified mail, delivered to the Party at the address indicated in Schedule M of the Supply and Offtake Agreement. Each Party hereby irrevocably waives, to the fullest extent permitted by Applicable Law, any objection to personal jurisdiction, whether on grounds of venue, residence or domicile. Each of the Parties hereto knowingly and intentionally, irrevocably and unconditionally waives trial by jury in any legal action or proceeding relating to this Agreement and for any counterclaim therein.

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The Parties hereto have executed this Agreement on the date first above written, to be effective as of the date first written above.

J. ARON & COMPANY

By:
Name:
Title:
ALON REFINING KROTZ SPRINGS, INC.
By:
Name:
Title:

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SCHEDULE C

Supplemental Pipeline

The “Supplemental Pipeline” means the portion of the common carrier crude oil pipeline owned by SPLP and running between the Nederland Terminal and the Big Spring Refinery, which includes the White Oil Pipeline.

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SCHEDULE J
Scheduling and Communications Protocol

CRUDE OIL AND FEEDSTOCKS

Trade Execution Protocol:
To the extent Alon requests that J. Aron consider purchasing Crude Oil outside the Existing Procurement Contracts, the following steps need to be followed as soon as trade details are available;

1)	Company to provide to J. Aron via e-mail a trade sheet(s) specifying all negotiated trade details & terms, as soon as available. (See template in Schedule Q)

2)	J. Aron to confirm to Company via e-mail if it agrees with all economics & terms.

3)	If any amendments are made to the original trade sheet, Company will provide a final revised trade sheet for documentation.

4)	All trade execution communications should be sent to J. Aron at:

Scheduling Protocol:
J. Aron shall perform the following:

•
Designate a crude oil scheduler who will be the primary person responsible for performing and communicating to Company all J. Aron obligations of the Amended and Restated Supply and Offtake Agreement. All scheduling communications to J. Aron should be sent to:

•
Upon receipt from the Company, nominate the Company’s monthly Crude Oil requirements to third party Crude Oil suppliers in accordance with third party terms and conditions / standard industry practice. (See template in Schedule Q)

•	Upon receipt from the Company, promptly communicate to Third Parties Suppliers any changes or modifications to J. Aron’s prior nominations.

•
Upon receipt from the Company, communicate all nominations to or from third parties for pipeline, barge and truck receipts or deliveries in accordance with third party terms and conditions / standard industry practice.

Company shall perform the following:

•
Designate a crude oil scheduler who will be the primary person responsible for performing and communicating to J. Aron all Company’s obligations of the Amended and Restated Supply and Offtake Agreement.

All scheduling communications to Company should be sent to:

•	Provide J. Aron with all monthly Crude Oil Requirements in accordance with the Amended and Restated Supply and Offtake Agreement and any third party Crude Oil supplier’s terms and conditions.
In the event of a conflict, third party suppliers terms and conditions to govern.

•	Promptly notify J. Aron of any changes or modifications to the monthly Crude Oil requirements

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•	Accept and clear J. Aron’s nominations for third party pipeline, barge and truck receipts or deliveries.

•
Promptly and regularly provide or cause third parties to provide J. Aron with barge and pipeline movement schedules for all movements (aside from movements of excluded products) related to the Refinery and Included Supplemental facilities. All schedules should be sent to:

•
For purchases and sales from the Company to J. Aron, as referenced in the Nederland-Krotz Buy/Sell Confirmation, mutually appoint an Independent Inspection, with all costs to be for the account of the Company.

For purchases and sales from the Company to J. Aron, as referenced in the Nederland-Krotz Buy/Sell Confirmation, the Company shall cause the mutually appointed Independent Inspectors to promptly provide J. Aron direct copies of all inspection reports, analysis, and any other related documents.

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